QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.3

Kodiak Oil & Gas Corp.
1625 Broadway, Suite 250
Denver, Colorado 80202
USA

Re: Consent of Sproule U.S. Limited

Dear Sirs:

        We consent to the references to our firm, in the context in which they appear, in the registration statement on Form S-3 and related prospectus of Kodiak Oil & Gas Corp., and to our reserve estimates as of January 1, 2006, which appear in the Annual Report on Form 10-K of Kodiak Oil & Gas Corp. for the year ended December 31, 2007 and which are incorporated by reference into the registration statement. We also consent to the use of our name as it appears under the caption "Experts."

Sincerely,
SPROULE U.S. LIMITED (formerly Sproule Associates Inc.)
/s/ Harry J. Helwerda, P. Eng. Harry J. Helwerda, P. Eng. Executive Vice-President
July 11, 2008

QuickLinks

  Exhibit 23.3